Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Bed Bath & Beyond Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-63902, 33-87602, 333-18011, 333-75883, 333-64494 and 333-126169) on Form S-8 of Bed Bath & Beyond Inc. of our reports dated April 28, 2009, with respect to the consolidated balance sheets of Bed Bath & Beyond Inc. as of February 28, 2009 and March 1, 2008, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended February 28, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of February 28, 2009, which reports appear in the February 28, 2009 annual report on Form 10-K of Bed Bath & Beyond Inc.

Our report on the consolidated financial statements refers to the Company’s change in its methods of accounting for the fair value option for financial assets and financial liabilities and for fair value measurements in the fiscal year ended February 28, 2009 due to the adoption of the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115” and SFAS No. 157, “Fair Value Measurements”, and the change in its method of accounting for uncertain tax positions in the fiscal year ended March 1, 2008 due to the adoption of the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109”.

/s/ KPMG LLP
Short Hills, New Jersey
April 28, 2009